PD

DOV PHARMACEUTICAL, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SERIES D CONVERTIBLE
PREFERRED STOCK

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 259858 50 4

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE PER SHARE, OF

DOV PHARMACEUTICAL, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

In witness whereof, the Corporation has caused the facsimile signatures of its duly authorized officers and its facsimile seal to be hereunto affixed.

Dated:

DOV PHARMACEUTICAL, INC. CORPORATE SEAL 2000 DELAWARE

PRESIDENT

TREASURER

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
TRANSFER AGENT AND REGISTRAR

BY:

AUTHORIZED OFFICER

AMERICAN BANK NOTE COMPANY 711 ARMSTRONG LANE COLUMBIA, TENNESSEE 38401 (931) 388-3003	PRODUCTION COORDINATOR: DENISE LITTLE 931-490-1706 PROOF OF MARCH 5, 2007 **DOV PHARMACEUTICAL, INC.** **TSB 26385 FC Lot 2**
SALES: C. SHARKEY 302-731-7088	Operator: Ron
/ ETHER 7 / LIVE JOBS / D / DOV 26385 FC LOT 2	Rev. 2

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____ OK AS IS____ OK WITH CHANGES____ MAKE CHANGES AND SEND ANOTHER PROOF

Colors Selected for Printing: Intaglio prints in SC-7 Dark Blue.

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.